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September 10, 1999




Hambrecht & Quist Fund Trust
One Bush Street
San Francisco, CA  94104

              Re: INVESTMENT LETTER

Ladies and Gentlemen:

              Hambrecht & Quist California (the "Company") hereby agrees to acquire 10,000 Class A shares of beneficial interest (the "Shares") of H&Q IPO & Emerging Company Fund, a series of Hambrecht & Quist Fund Trust (the "Trust"), on or about October 1, 1999 at a purchase price of $10.00 per share.

              The Shares will be issued to the Company in exchange for $100,000 prior to the public sale of shares of any series or class of the Trust in accordance with Section 14(a)(3) of the Investment Company Act of 1940, as amended (the "Act"). The Shares are being purchased pursuant to Section 14 of the Act to serve as the seed money for the Trust.

              In connection with such purchase, the Company represents that: (i) it is acquiring the Shares for its own account as the sole beneficial owner thereof and not with a view to or for sale in connection with any distribution of the Shares, and (ii) the purchase is being made for investment purposes and not with the present intention of redeeming or reselling the Shares.

              The Company, as evidenced by the signature of its duly authorized officer, hereby agrees to the above and consents to the filing of this Investment Letter as an exhibit to the Form N-1A Registration Statement of the Trust.


                                         Sincerely,

                                         HAMBRECHT & QUIST CALIFORNIA



                                         By:/s/ Steven N. Machtinger
                                            --------------------------
                                            Name: Steven N. Machtinger
                                            Title: Secretary and General Counsel